Exhibit 99.1

Air Methods Acquires Tri-State Care Flight
 Tri-State Care Flight Team Members to Join America’s Largest Air Medical Provider

DENVER, Jan. 19, 2016 – Air Methods Corporation (NASDAQ: AIRM), the global leader in air medical transportation, has acquired Tri-State Care Flight. In November, Air Methods announced it entered into a definitive agreement to acquire Tri-State Care Flight and its air medical transport program.

“Air Methods would first like to welcome Tri-State Care Flight employees to the team,” said Aaron Todd, chief executive officer of Air Methods. “They are now a part of the 4,000 strong making a difference in the lives of thousands. We truly believe that everyone deserves access to lifesaving care, and we look forward to strengthening our commitment in the southwest.”

Tri-State Care Flight will continue to operate as a critical care transport provider servicing Arizona, New Mexico, Nevada, and Colorado.

“What I’m looking forward to the most is the expansion of Tri-State Care Flight’s footprint,” added Dr. Blake Stamper, founder and managing member of Tri-State Care Flight. “This enhances the opportunities for the professionals dedicated to the mission, and for the patients and customers we do it all for.”

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features over 450 helicopters and fixed wing aircraft.

CONTACTS: Trent J. Carman, Chief Financial Officer, (303) 792-7591. Please contact
Christina Brodsly at (303) 256-4122 to be included on the Company’s e-mail distribution list.